UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
INFORMATION REQUIRED IN PROXY STATEMENT

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DOR BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)
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DOR BIOPHARMA, INC.
1691 Michigan Suite 435
Miami, Florida 33139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 11, 2004

To the Stockholders:

The annual meeting of stockholders of DOR BioPharma, Inc., will be held at JW Marriott, located at 1109 Brickell Ave, Miami, FL 33131, on June 11, 2004, at 10:30 a.m., Eastern, for the following purposes, each as more fully described herein:

  To elect nine directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;
  To ratify the appointment of Sweeney, Gates & Co. as our independent auditors for the year ending December 31, 2004; and
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 19, 2004 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of 10 days prior to the meeting, during regular business hours, at our corporate headquarters at the address set forth above.

Information concerning the matters to be acted upon at the Annual Meeting is included in the accompanying proxy statement. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your shares are represented at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors
Ralph M. Ellison, M.D., M.B.A.
President and Chief Executive Officer

Miami, Florida
May 11, 2004

DOR BioPharma, Inc.
1691 Michigan, Suite 435
Miami, FL 33139
Phone: 305-534-3383
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this Proxy Statement to stockholders of record as of the close of business on April 19, 2004 in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 11, 2004. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders on or about May 11, 2004. Our Annual Report on Form 10-KSB for the year ended December 31, 2003 (which does not form a part of the proxy solicitation materials) is being distributed concurrently herewith to stockholders.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

At the annual meeting, each holder of record of Common Stock at the close of business on April 19, 2004 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 19, 2004, 42,032,936 shares of Common Stock were outstanding.

Proxies

You cannot vote your shares at the meeting unless you are present in person or represented by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment or postponement thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of all of the named nominees as Directors, "FOR" the ratification of Sweeney, Gates & Co. as our independent auditors, and in accordance with the judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. You may revoke a proxy by written notice to us at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke a proxy, you may withdraw your proxy by voting in person.

Required Vote

At the Annual Meeting, (1) a plurality of the votes cast in person or by proxy is required to elect Directors (meaning that the nine nominees receiving the highest number of "FOR" votes will be elected"; and (2) the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of Common Stock represented in person or by proxy at the meeting is required ratify the appointment of Sweeney, Gates & Co. as the independent auditors of our financial statements for the year ending December 31. Stockholders are not allowed to cumulate their votes in the election of directors. With respect to the proposal to ratify the appointment of Sweeney, Gates & Co., abstentions will have the same effect as votes against the proposal, but broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will have no effect on the voting on said proposal. Neither abstentions nor broker non-votes will have any effect on the voting to elect directors.

Quorum
The required quorum for the transaction of business at the Annual Meeting will be a majority of the voting power of shares of Common Stock issued and outstanding on the record date. Abstentions and broker non-votes will be included in determining the presence of a quorum.

PROPOSAL 1
ELECTION OF DIRECTORS

Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the nine nominees named below as directors to serve until our next annual meeting of stockholders or until their successors have been duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of such substitute nominee as the Board of Directors recommends or to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

The Board of Directors currently has nine members, all of whom are nominees for re-election. Each Director will serve until the next annual meeting of stockholders or until his successor has been duly elected and qualified, unless he dies, resigns or is removed from office prior to that time. Two of the nine nominees, Dr. James S. Kuo and Stuart Sedlack, were appointed to our Board of Directors on February 12, 2004, after the last election of directors at our 2003 annual stockholders meeting.

Name	Age	Position	Director Since
General Alexander M. Haig, Jr.	79	Chairman of the Board	2002
Steve H. Kanzer, CPA., Esq.	40	Vice Chairman of the Board	1996
Ralph M. Ellison, M.D., M.B.A.	42	Chief Executive Officer, President and Director	2003
Larry J. Kessel, M.D.	49	Director	2002
Arthur Asher Kornbluth, M.D.	43	Director	2002
James S. Kuo, M.D., M.B.A.	39	Director	2004
Evan Myrianthopoulos	39	Director	2002
Peter Salomon, M.D., FACG	43	Director	2002
Stuart Sedlack, M.B.A.	39	Director	2004

Alexander M. Haig, Jr., 79, currently serves as our non-employee Chairman of the Board. Since 1984, Mr. Haig has been Chairman and President of Worldwide Associates, Inc., a Washington D.C. based international advisory firm. He served as Secretary of State (1981-82), President and Chief Operating Officer of United Technologies Company (1978-81), and Supreme Allied Commander in Europe (1974-79). Before that, he was White House Chief of Staff, Vice Chief of Staff, Vice Chief of Staff of the U.S. Army, and Deputy National Security Advisor. Mr. Haig currently serves on the Board of Directors of MGM Mirage, Inc.; Indevus Pharmaceuticals, Inc.; SDC International, Inc.; and Metro-Goldwyn-Mayer, Inc. He is also the host of his own weekly television program, "World Business Review."

Steve H. Kanzer, C.P.A., Esq., 40, currently serves as our non-employee Vice Chairman after having served as our Non-Employee Interim President from June 30, 2002 through January 4, 2003 and as a member of the Board of Directors since 1996. Since December 2000, he has served as Chairman of Accredited Ventures Inc. and Accredited Equities Inc., a venture capital and NASD member investment banking firm respectively specializing in the biotechnology industries. He also serves as President of several private biotechnology companies, including, CD4 Biosciences, Inc., Developmental Therapeutics, Inc. and Solovax, Inc. He was a co-founder of Paramount Capital, Inc. in 1991 and served as Senior Managing Director – Head of Venture Capital of Paramount Capital until December 2000. While at Paramount Capital, Mr. Kanzer was involved in the formation and financing of numerous biotechnology companies, including Corporate Technology Development, Inc. (CTD) Mr. Kanzer was Chief Executive Officer of CTD from 1997 until its acquisition by us in November 2001. From 1993 until 2003, he was a member of the board of directors of Atlantic Technology Ventures, Inc. a public biotechnology company. From 1995 until June 1999, Mr. Kanzer was a founder and Chairman of the Board of Discovery Laboratories, Inc., a public biotechnology company. From 1997 until December 2000, Mr. Kanzer was President of PolaRx Biopharmaceuticals, Inc., a private pharmaceutical company developing arsenic trioxide as a treatment for acute leukemia. PolaRx was subsequently acquired by Cell Therapeutics, Inc., a public biotechnology company, which currently markets arsenic trioxide under the name Trisenox ® .

Before joining Paramount Capital in 1991, Mr. Kanzer was an attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom in New York, where he specialized in mergers and acquisitions. Mr. Kanzer is a member of the Licensing Executive Society and has served as the Co-Chair of its New York Chapter. Mr. Kanzer received his J.D. from New York University School of Law and B.B.A. in Accounting from Baruch College.

Ralph M. Ellison, M.D., M.B.A., 42, became our Chief Executive Officer and President in March 2003. From May 1997 to January 2000, Dr. Ellison was a co-founder, Chief Executive Officer and Director of PolaRx Biopharmaceuticals, Inc., an oncology focused drug development company that developed Trisenox ® (arsenic trioxide) for the treatment of cancer. Following the successful completion of PolaRx’s pivotal phase III clinical trial, PolaRx was acquired by Cell Therapeutics, Inc., a public biopharmaceutical company based in Seattle, Washington. During his tenure as the Chief Executive Officer of PolaRx, Dr. Ellison was responsible for all aspects of PolaRx’s drug development program from IND filing through the end of phase III testing. Trisenox ® currently holds the record as the fastest drug developed and approved by the FDA. From January 2000 to March 2003, Dr. Ellison worked as a consultant to Cell Therapeutics during the preparation and filing of the new drug application for Trisenox ® , which was ultimately approved by the FDA for the treatment of relapsed acute promyelocytic leukemia, a life-threatening cancer of the blood. Trisenox ® is currently in clinical trials to treat more than 10 types of cancer, including multiple myeloma, myelodysplasia and chronic myeloid leukemia. Prior to founding PolaRx, Dr. Ellison started and ran a contract research organization, which was a division of RTL, Inc., a pharamceutical testing facility based in New York. At RTL he spent five years designing, implementing and completing clinical trials for both large and small pharmaceutical companies. Dr. Ellison’s experience includes the development of anticancer compounds, antifungals, analgesics, anti-inflammatories, antibiotics and drug delivery systems Dr. Ellison holds a degree of Doctor of Medicine from the University of the Witwatersrand in South Africa and a Masters of Business Administration from the University of Cape Town South Africa.

Larry J. Kessel, M.D., FACP, 50, is president of a five physician practice specializing in Internal Medicine and Geriatrics since 1984. He graduated Magna Cum Laude with a B.S. degree from the University of Pittsburgh as an honors major in Biology and subsequently graduated with an MD degree from Temple Medical School. He completed a formal residency in Internal Medicine at Abington Memorial Hospital, and is board certified in Internal Medicine, with added qualifications as a diplomat in Geriatric Medicine. He is an active staff attending and Clinical Instructor at Chestnut Hill Hospital (University of Pennsylvania affiliate) and Roxborough Memorial Hospital in Philadelphia Pennsylvania. Dr. Kessel is a Board Reviewer for the American Board of Internal Medicine, as well as a fellow of the American College of Physicians. He also serves on the advisory board of Independence Blue Cross. Dr. Kessel Presently serves as a director of NovaDel Pharma Inc. of Flemington, New Jersey and Keryx Biopharmaceuticals, Inc of New York, New York. He previously served on the Board of Genta Inc and Cypress Biosciences, Inc.

Arthur Asher Kornbluth, M.D ., 43, is a Board Certified Gastroenterologist and Associate Clinical Professor of Medicine at Mount Sinai Medical Center and School of Medicine in New York City, an internationally recognized leading center in the clinical research and management of inflammatory bowel disease. Dr. Kornbluth is an active clinical investigator and practicing clinician, with a large practice specializing in the management of patients with complex inflammatory bowel disease. He has published extensively in peer-reviewed journals regarding the pharmacologic and biologic treatments of inflammatory bowel disease. He is the author of several book chapters regarding the diagnosis and management of inflammatory bowel disease. He is the principal author of the American College of Gastroenterology’s " Ulcerative Colitis Practice Guidelines in Adults ." He has taught and lectured extensively throughout the United States and has received numerous awards as a medical educator. Dr. Kornbluth received his undergraduate degree from Brooklyn College and his medical degree from Downstate Medical Center. He completed his postgraduate training in internal medicine at the Albert Einstein College of Medicine, where he was chosen as chief medical resident. He performed his gastroenterology fellowship at the Mount Sinai Medical Center in New York City. He is a member of the American Gastroenterology Association, the American College of Gastroenterology and the Alpha Omega Alpha Honor Medical Society, for which he was selected as both an educator and clinician at the Mount Sinai School of Medicine. He is a member of the Crohn’s and Colitis Foundation of America and that foundation’s Clinical Research Alliance, has served on their Clinical Trials Protocol Review Committee and currently serves on the Clinical Research Agenda Task Force.

Evan Myrianthopoulos, 39, is currently the President of CVL Advisors Group, Inc, a financial consulting firm he founded that specializes in the biotechnology sector. Before founding CVL Advisors, Mr. Myrianthopoulos was a co-founder of Discovery Laboratories, Inc., a public specialty pharmaceutical company developing respiratory therapies. While at Discovery, Mr. Myrianthopoulos held the positions of Chief Financial Officer and Vice President of Finance. Before co-founding Discovery, Mr. Myrianthopoulos was a Technology Associate at Paramount Capital Investments, L.L.C., a New York City based biotechnology venture capital and investment banking firm.

James S. Kuo, M.D., M.B.A, 39, is a founder, Chairman and Chief Executive Officer of BioMicro Systems, a private nanotechnology company.  Formerly, Dr. Kuo was co-founder, President and Chief Executive Officer of Discovery Laboratories where he raised over $22 million in initial private funding and successfully took the company public.  He has held senior business development positions at Pfizer, Myriad Genetics and Genset Corporation. Dr. Kuo has also been Managing Director of Venture Analysis at HealthCare Ventures and Vice President at Paramount Capital Investments.  Dr. Kuo is also a founder and former board director of ArgiNOx, a private cardiovascular drug development company.  Dr. Kuo simultaneously received his M.D. from the University of Pennsylvania School of Medicine and his M.B.A. from the Wharton School of Business.

Peter Salomon, M.D., F.A.C.G., 43, is a Board Certified gastroenterologist and has been in private practice with Gastroenterology Associates of South Florida for the last 11 years. An active clinical researcher in the treatment of Crohn’s disease, Dr. Salomon has treated several thousand patients suffering from inflammatory bowel disease. Dr. Salomon has authored numerous peer-reviewed publications on the subject of Crohn’s disease and is co-author of the chapter of a leading gastroenterology textbook, Sleisinger & Fordtran’s Gastrointestinal & Liver Diseases . Dr. Salomon received his undergraduate degree from New York University in 1981 and his Medical Degree from New York University in 1985. Dr. Salomon received his training in Internal Medicine and Gastroenterology at The Mount Sinai Hospital in New York, where he also held a grant from the Crohn’s and Colitis Foundation to perform research in inflammatory bowel disease. Dr. Salomon has previously been a member of the Board of Directors of Genta Inc. and PolaRx and has been a scientific advisor to Cypress Biosciences Inc.

Stuart Sedlack M.B.A., 39, spent the last six years with Élan Corporation, PLC, where he was responsible for strategic licensing, new investments, portfolio management activities, and restructurings.  Prior to joining Élan, he served as Director for the Office of Technology Development for the University of Maryland Medical System in Baltimore, MD.  Mr. Sedlack began his career in banking and finance working for MNC International Bank and ABN AMRO Bank, N.V.  Mr. Sedlack has served on the Board of Directors of several healthcare companies including Ardent Pharmaceuticals, Targeted Molecules Corporation, Digital Gene Technologies, and Celtrix Pharmaceuticals.  After receiving a bachelor’s degree in economics from the University of Richmond, Mr. Sedlack went on to receive a Master of Business Administration degree from Babson College .

Recommendation of the Board of Directors

The Board of Directors recommends that you vote "FOR" the election of all of the nominees listed above.

Section 16(A) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our Common Stock during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on our review of the copies of such reports received by us, and representations from certain reporting persons, we believe that, during the year ended December 31, 2003, our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all such filing requirements applicable to them, except that Geoff Green filed a late Form 3 following his appointment as an executive officer.

Attendence

During the year ended December 31, 2003, the Board of Directors held six meetings. During 2003, each of the current members of the Board of Directors attended at least 75 percent of all of the Board meetings, while a director, and meetings of the committees on which he served, while a member of those committees. In addition to formal meetings, the Board of Directors and the members of the Audit and Compensation Committees conferred frequently on an informal basis. In addition, each ofthe directors are expected to attend each annual meeting of stockholders and all directors attended the 2003 Annual Meeting of Stockholders.

Committees
Compensation Committee

The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees and consultants. The Compensation Committee also administers various incentive compensation, stock and benefit plans. Dr. Salomon and Dr. Kessel are currently the Compensation Committee members, with Dr. Salomon serving as Chairman. The Compensation Committee held two meetings during 2003.

The Audit Committee of the Board of Directors reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the auditors and our accounting practices. The Audit Committee has a Charter that was approved by the Board of Directors on April 13, 2004. Dr. Kuo and Mr. Sedlack were for the fiscal year end December 31, 2003, and currently are, the Audit Committee members, with Dr. Kuo serving as Chairman. Dr. Kuo and Mr. Sedlack are independent as defined by Section 121(A) of the American Stock Exchange’s listing standards; and the Board of Directors believes that each of these individuals has the requisite financial skills and experience to discharge his obligations as a member of the Audit Committee. The Audit Committee held four meetings during 2003.

Nominating Committee

We have a standing Nominating Committee consisting of Mr. Haig and Dr. Kornbluth, our Nominating Committee does not currently have a charter, however we expect to institute a charter in the near future.  Mr. Haig and Dr. Kornbluth are independent as defined by section 121(a) of the American Stock Exchange listing standards The Nominating Committee considers many factors when considering candidates for the Board of Directors and strives for the Board be comprised of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interest of stockholders as a whole rather than those of special interest groups. Other important factors in Board of Directors composition include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, level of education, broad-based business acumen, experience and understanding of strategy and policy-setting and the extent to which the candidate would fill a present need on the Board of Directors. Depending upon the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the Nominating Committee.

    In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. In the case of current Directors being considered for renomination, the Nominating Committee also takes into account the director's history of attendance at meetings of the Board of Directors or its committees, the Director's tenure as a member of the Board of Directors, and the Director's preparation for and participation in such meetings.

The Nominating Committee considers candidates for the Board of Directors from any reasonable source, including stockholder recommendations. The Nominating Committee does not evaluate candidates differently based on who has made the proposal.

Stockholders who wish to suggest qualified candidates should write to the Office of the Secretary, DOR BioPharma, Inc., 1691 Michigan Avenue, Suite 435, Miami, Florida 33139, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must otherwise comply with our by-laws regarding stockholder proposals and nominations. See "Proposals of Stockholders" contained herein.

Report of the Audit Committee of the Board of Directors

The Audit Committee exercises oversight responsibilities regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process for the year ended December 31, 2003, the Audit Committee:

•    reviewed and discussed the audited financial statements with management and with Sweeny, Gates & Co., our independent auditors;

•    discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as amended;

•    reviewed the selection, application and disclosure of our critical accounting policies; and

•    reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the SEC.

The Audit Committee has considered and determined that the level of fees of Sweeney, Gates & Co. for provision of services other than the audit services is compatible with maintaining the auditor’s independence. The Audit Committee has approved the appointment of Sweeney Gates & Co. as our auditors of our financial statements for the year ending December 31, 2004, subject to ratification by our stockholders at the Annual Meeting (See "Proposal 2. Ratification of Independent Auditors").

The Audit Committee Members
James S. Kuo, M.D., M.B.A.
Stuart Sedlack, M.B.A.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to DOR BioPharma, Inc. Board of Directors, c/o The Office of the Secretary, DOR BioPharma, Inc, 1691 Michigan Avenue, Suite 435, Miami, Florida 33139. The Office of the Secretary will receive the correspondence and forward it to the Director or Directors to whom the communication is addressed.

Executive Compensation

The following table contains information concerning the compensation paid during our fiscal years ended December 31, 2001, 2002 and 2003, to the two persons who served as our Chief Executive Officers during 2003, and one other person who served as an executive officer during the year and who’s compensation exceeded $100,000 during 2003 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options

Ralph Ellison	2003	$200,000	-	2,000,000
President & CEO (1)	2002	-	-	-
	2001	-	-	-
David Kent,	2003	$103,124	-	200,000
Former President & CEO(2)	2002	-	-	-
	2001	-	-	-
Robert Brey	2003	$155,000	-	-
Chief Science Officer (3)	2002	-	-	-
	2001	-	-	-

(1) Dr. Ellison joined our company in March 2003.

(2) Mr. Kent joined our company in January 2003 and resigned from our company in March 2003.

(3) Dr. Brey joined our company in December 2002.

The following table contains information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 2003. No SARS were issued during 2003.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/share) (2)	Expiration Date
Ralph Ellison (3)	2,000,000	58.5%	$0.85	3/04/13
David Kent (4)	200,000	5.9%	$0.35	8/31/03
Robert Brey	-	-	-	-

(1) Based on options to purchase an aggregate of 3,420,000 shares of our common stock granted to employees and non-employee board members in the fiscal year ended December 31, 2003, including all options granted to the Named Executive Officers in all capacities.

(2) The exercise price of each grant is equal to the fair market value of the Company’s common stock on the date of the grant.

(3) One third of Dr. Ellison’s options vest on the date of grant, one third on the first anniversary of the grant date and one third on the second anniversary of the start date.

(4) Mr. Kent’s options were granted in 2003 and were to have expired on August 31, 2003, six months after his resignation, however, Mr. Kent exercised all of his options during 2003 prior to their expiration.

The following table contains information concerning stock options held as of December 31, 2003 by each of the Named Executive Officers (none of which were "in-the-money" at December 31, 2003):

FISCAL YEAR-END OPTION VALUES

Number of Securities Underlying Unexercised Options at 12/31/03
Name	Value Realized
Exercisable/Unexercisable
Ralph Ellison	–	1,333,333/666,667
David Kent	$85,000	-/-
Robert Brey	–	115,000/-

EMPLOYMENT AND SEVERANCE AGREEMENTS

During March 2003, we entered into a three year employment agreement with Ralph M. Ellison M.D., M.B.A. for the position of President and Chief Executive Officer. Pursuant to this employment agreement we agreed to pay Dr. Ellison a base salary of $200,000 per year. Upon the completion of the equity financing in July 2003, Dr. Ellison received an increase in base salary to $300,000 per year, as well as a bonus on the anniversary of his hire date of $78,333. We agreed to issue options to purchase 2,000,000 shares of our Common Stock, with one third immediately vesting and the remainder vesting over two years. If we terminate Dr. Ellison without "just cause" as defined by this agreement, we would pay Dr. Ellison six months severance, as well as any unpaid bonuses and all of his option would become immediately exercisable.

On January 4, 2003, we entered into a two-year employment agreement with David M. Kent. Pursuant to this agreement, we agreed to pay Mr. Kent a base salary of $180,000 per year. We also agreed to issue to him options to purchase 600,000 shares of our common stock, with one third immediately vesting and the remainder vesting over two years. In the event that Mr. Kent were to be terminated within the first year of employment, we would be obligated to pay him three months severance. In the event that Mr. Kent were to be terminated after the first year of employment, we would be obligated to pay him six months’ severance. On March 7, 2003, Mr. Kent resigned from the company and entered into a separation agreement and general release pursuant to which we agreed to pay Mr. Kent six months’ severance and provide him with the right to exercise the 200,000 vested options received pursuant to the his employment agreement for a period of one year.

On December 10, 2002, we entered into an employment agreement with Robert N. Brey, Ph.D., our Vice President of Research and Development. Under this agreement, we agreed to pay Dr. Brey a base salary of $155,000 per year.

BOARD OF DIRECTORS AGREEMENTS

On December 23, 2002, we entered into a letter agreement with General Alexander M. Haig, Jr. to serve as the Chairman of the Board of Directors. We agreed to pay General Haig a retainer of $50,000 per year, and issued to him options to purchase 2,000,000 shares of our common stock.

DIRECTOR COMPENSATION

Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors or its committees. Each director who is not a full-time employee is paid $2,000 for each board or committee meeting attended ($1,000 if such meeting was attended telephonically).

We maintain a stock option grant program pursuant to the nonqualified stock option plan, whereby members of the our Board of Directors who are not full-time employees receive an initial grant of fully vested options to purchase 50,000 shares of common stock, and subsequent yearly grants of fully vested options to purchase 50,000 shares of common stock after re-election to our Board of Directors

General Haig receives an additional $50,000 per year for consulting services outside of his service as non-executive Chairman of the Board.

RELATED PARTY TRANSACTIONS

In September 2003, we completed a private placement of 6,796,912 shares of our common stock at $0.79 per share, realizing gross proceeds of $5,410,348. In addition to common stock, for each share purchased investors received a warrant to purchase an additional share of common stock exercisable at $0.8756 per share until the earlier of an average closing price of our common stock of $1.68 per share or September 15, 2008. Purchasers in this private placement, on the same terms and conditions as the other subscribers, included Steve H. Kanzer, a member of our Board of Directors, who purchased for $100,000, 125,628 shares of common stock and warrants exercisable at $0.79 per share to purchase an additional 125,628 shares. Accredited Equities, Inc., a broker-dealer owned solely by Mr. Kanzer received cash compensation of approximately $38,000, and warrants exercisable for five years at $0.8756 per share to purchase 150,752 shares of common stock were issued to an employee of Accredited Equities, Inc. (other than Mr. Kanzer) in consideration for placement services rendered as a selected dealer to the placement agent of this private placement.

In connection with our 2003 private placement, Paramount Capital, Inc., an investment bank affiliated with a stockholder, Lindsey Rosenwald, owning over 5% of our common stock, acted as our placement agent and was paid cash compensation of approximately $380,000, was issued warrants to purchase 822,907 shares of our common stock exercisable for five years at $0.8756 per share and received an extension for an additional five years on pre-existing warrants to purchase 2,108,708 shares of common stock at $1.82 per share.

One of our directors, Evan Myrianthopoulos, acted as a selected dealer alongside Paramount Capital in connection with our 2003 private placement. Mr. Myrianthopoulos received cash compensation of approximately $62,000 and warrants to purchase 256,314 shares of common stock, exercisable for five years at approximately $0.79 per share.

In March 2003, we issued options to purchase 150,000 shares of common stock to each to Peter Salomon and Larry Kessel, members of our Board of Directors, as a finder’s fee in connection with the hiring of Ralph Ellison as our CEO and President.

In January 2003, in connection with our execution of definitive license agreements for our ricin and botulinum toxin vaccines, we issued to Accredited Ventures, Inc., a company solely owned by Mr. Kanzer, one of our directors, options to purchase 75,000 shares of our common stock exercisable at $0.58 per share and options to purchase 75,000 shares of our common stock exercisable at $1.28 per share. In connection with these licenses, we also issued to an employee of Accredited Ventures, Inc. options to purchase 75,000 shares of our common stock exercisable at $0.58 per share and options to purchase 75,000 shares of our common stock exercisable at $1.28 per share.

In December 2002, we completed a private placement of our common stock at $0.35 per share of common stock, realizing gross proceeds of approximately $1,000,000. In addition to common stock, for each share of common stock purchased, investors received a warrant to purchase an additional one-half (1/2) share of common stock, exercisable at $0.75 per share until the earlier of an average closing price of our common stock of $3.00 per share or December 31, 2007. Purchasers in this private placement, on the same terms and conditions as the other subscribers, included Steve H. Kanzer, a member of our Board of Directors, who purchased for $100,000, 285,628 shares of common stock and warrants exercisable at $0.75 per share to purchase an additional 142,571 shares. Accredited Equities, Inc., a broker-dealer owned solely by Mr. Kanzer received cash compensation of approximately $38,012 and warrants exercisable for five years at an weighted average price of $0.48 per share to purchase 161,826 shares of common stock were issued to Steve H. Kanzer and an employee of Accredited Equities in consideration for placement services rendered as a selected dealer to the placement agent of this private placement. Other subscribers in this offering included Mr. Kanzer’s father and adult brother, neither of whom resides with Mr. Kanzer, and who together invested a total of $200,000 for our securities on the same terms and conditions as the other subscribers. Mr. Myrianthopoulos, a director of our company, received $15,375 in cash compensation and warrants to purchase 65,454 shares of common stock for placement services rendered to the placement agent.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of the Common Stock as of April 19, 2004. The table reflects ownership by: (1) each person or entity who owns beneficially 5% or more of the shares of our outstanding Common Stock; (2) each of our Directors, (3) each of the Named Executive Officers, and (4) our Directors and Officers as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. Except as otherwise indicated, each stockholder’s percentage ownership of our Common Stock in the following table is based on 42,032,936 shares of Common Stock outstanding as of April 19, 2003.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class

Aries Select, Ltd.(1)	2,326,652	5.54%
Elan International Services, Ltd.(2)	3,044,556	7.24%
Lindsay A. Rosenwald, M.D.(3)	5,882,680	14.00%
Paramount Capital Asset Management, Inc.(4)	3,399,684	8.09%
OrbiMed Advisors, LLC (5)	2,911,900	6.93%
Michael A. Roth and Brian J. Stark (6)	2,531,646	6.02%
Steve H. Kanzer, CPA, Esq. (7)	2,035,635	4.84%
Alexander M. Haig, Jr. (8)	2,050,000	4.88%
Ralph M. Ellison, M.D., M.B.A. (9)	1,475,857	3.51%
James S. Kuo, M.D., M.B.A. (10)	50,000	*
Arthur Asher Kornbluth, M.D. (11)	200,000	*
Evan Myrianthopoulos (12)	386,342	*
Peter Salomon, M.D.(13)	360,000	*
Larry Kessel, M.D.(14)	404,777	*
Stuart Sedlack (15)	50,000	*
Robert Brey, Ph.D. (16)	115,000	*
All directors and executive officers as a group (12 persons)	6,432,738	14.83%
* Less than 1%.

(1) Number of shares beneficially owned includes 112,159 shares of common stock issuable upon exercise of warrants until April 16, 2008. The address of Aries Select, Ltd. is 787 Seventh Avenue, New York, NY 10019

(2) The Address of Elan International is 102 St. James Court, Flatts Smith, SC, 04 Bermuda.

(3) Lindsay A. Rosenwald, M.D., is the Chairman and Chief Executive Officer of Paramount Capital Asset Management, Inc. Paramount is the investment manager of Aries Select, Ltd and is the managing member of Aries Select I LLC. Dr. Rosenwald and PCAM share the power to vote and/or dispose of the shares held by Aries Select, Ltd. and Aries Select I LLC. The securities beneficially owned by Dr. Rosenwald include 1,392,783 shares of common stock issuable upon exercise of warrants exercisable until April 16, 2008, 66,931 shares of Common Stock issuable upon exercise of warrants exerciseable until October 2007, 2,326,652 shares beneficially owned by Aries Select I LLC, 1,052,747 shares beneficially owned by Aries Select, Ltd. and 20,284 shares beneficially owned by Aries Select II LLC. The securities beneficially owned by Dr. Rosenwald also include 682,774 shares of common stock owned by Paramount Capital Drug Development Holdings, LLC and 13,572 shares of common stock owned by each of June Street Corporation and Huntington Street Corporation. The address of Dr. Ronsenwald is 787 Seventh Avenue, New York, NY 10019.

(4) Includes the 2,326,652 of common stock shares beneficially owned by Aries Select, Ltd. and the 1,52,748 shares beneficially owned by Aries Select I LLC and 20,284 shares of common stock beneficially owned by Aries Select II, LLC. The address of Paramount Capital Asset Management, Inc. is 787 Seventh Avenue, New York, NY 10019.

(5) Includes 389,900 shares of common stock beneficially owned by OrbiMed Advisors LLC, and 2,513,000 shares of common stock issuable upon the exercise of warrants until September 15, 2008. The address of OrbiMed Advisors LLC is 767 Third Avenue, 30 th floor, New York, NY 10017

(6) Includes 723,327 shares of common stock issuable upon the exercise of warrants until March 12, 2009. The address of Michael A. Roth and Brian J. Stark is 10556 N Port Washington Rd. Mequon, WI 53092

(7) Includes 819,437 shares of common stock owned by Mr. Kanzer and warrants to purchase 349,408 shares of common stock and 866,800 shares of common stock issuable upon the exercise options within 60 days of April 19, 2004. The address of Mr. Kanzer is c/o Accredited Ventures, Inc., 801 Brickell Avenue, Ninth Floor, Miami, FL 33131.

(8) Includes 2,050,000 shares of common stock issuable upon the exercise of options within 60 days of April 19, 2004. The address of Mr. Haig is c/o Worldwide Associates, Inc., 4301 North Fairfax Drive, Suite 300, Arlington, Virginia 22203.

(9) Includes 142,857 shares of common stock owned by Ralph M. Ellison, M.D., MBA, 71,429 shares issuable upon the exercise of warrants until December 31, 2007, and 1,333,000 shares of common stock issuable upon the exercise of options within 60 days of April 19, 2004. The address of Dr. Ellison is 1691 Michigan Ave, Suite 435, Miami Beach, FL 33139.

(10) Includes options to purchase 50,000 shares of common stock within 60 days of April 19, 2004. The address of Dr. Kuo is c/o DOR BioPharma, 1691 Michigan Ave, Suite 435, Miami Beach, FL 33139.

(11) Includes options to purchase 150,000 shares of common stock within 60 days of April 19, 2004. The address of Dr. Kornbluth is c/o Mt. Sinai Medical Center, 1751 York Avenue, New York, NY 10178.

(12) Includes 200,000 shares of common stock issuable upon the exercise of options and 186,342 shares of common stock issuable upon the exercise of warrants, 65,454 of which expire on December 31, 2007 and 120,888 of which expire on September 16, 2008. The address of Mr. Myrianthopoulos is c/o DOR BioPharma, Inc. 1691 Michigan Ave, Suite 435 Miami, FL 33139.

(13) Includes 350,000 shares of common stock issuable upon the exercise of options within 60 days of April 19, 2004, and 5,000 shares issuable upon the exercise of warrants exercisable until December 31, 2007. The address of Dr. Salomon is c/o Gastroenterology Consultants, 951 N.W. 13 th St., Boca Raton, FL 33486.

(14) Includes 350,000 shares of common stock issuable upon the exercise of options within 60 days of April 19, 2004, and 21,429 shares issuable upon the exercise of warrants exercisable until December 31, 2007. The address of Dr. Kessel is 4114 Hain Drive, Lafayette Hill, PA 19444-1514.

(15) Includes options to purchase 50,000 shares of of common stock exercisable within 60 days of April 19, 2004. The address of Mr. Sedlack is 1691 15 Woodland Road, Short Hills, NJ 07078 .

(16) Includes options to purchase 115,000 shares of common stock exercisable within 60 days of April 19, 2004. The address of Dr. Brey is 1691 Michigan Ave, Suite 435, Miami Beach, FL 33139.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2003, we maintained our 1995 Amended and Restated Omnibus Incentive Plan, which was approved by our stockholders. In September 2003, our stockholders approved an amendment to our 1995 Plan to increase the number of shares available for issuance under the 1995 Plan to 10,000,000 and increase the maximum number of shares for which any participant may receive options or separately exercisable stock appreciation rights in the aggregate per calendar year under the 1995 Plan to 2,500,000.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	8,496,844	$0.72	1,503,156
Equity compensation plans not approved by security holders	0	0	0

Total	8,496,844	$0.72	1,503,156

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors appointed Sweeney, Gates & Co., independent certified public accountants, as auditors of our financial statements for the year ending December 31, 2004, subject to the ratification of such appointment by stockholders at the Annual Meeting.

A representative of Sweeney, Gates & Co. is expected to be available at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote "FOR" ratification of Sweeney, Gates & Co. as our independent auditors for the year ending December 31, 2004.

Audit Fees

The aggregate fees billed during the years ended December 31, 2003 and 2002 by Ernst & Young LLP, our principal accountants in 2003 and 2002, for the audit of our financial statements for each of those years and the review of our financial statements included in our Quarterly Reports on Form 10-QSB during those financial years were $151,920 and $212,250, respectively. For our 2003 year-end audit, and re-audit of 2002 year end, we changed our principal accountants to Sweeney, Gates & Co. The aggregate fees billed by Sweeny, Gates & Co. for the 2003 year end audit and 2002 re-audit are $15,795 and $41,975, respectively.

Audit Related Fees

Neither of our principal accountants billed us any fees during the years ended December 31, 2003 and 2002 for any assurance and related services.

Tax Fees

Our former principal accountants, Ernst and Young, billed us fees for tax compliance, tax advice and tax planning for the year ended December 31, 2002 of $13,380. Our current principal accountants Sweeney, Gates & Co. billed us $447 for tax compliance, tax advice and tax planning for the year ended December 31, 2003.

All Other Fees

Neither of our principal accountants billed us for any services or products other than as reported above during our fiscal years ended December 31, 2003 and 2002.

Pre Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit services and permitted non-audit services to be provided by the independent auditor as required by the Exchange Act. The audit committee must approve the permitted service before the independent auditor is engaged to perform it, further the audit committee pre-approved all fees described above prior to commencement of the work.

STOCKHOLDER PROPOSALS

Under SEC Rule 14a-8, stockholder proposals for the annual meeting of stockholders to be held in 2005 will not be included in the Proxy Statement for that meeting unless the proposal is proper for inclusion in the Proxy Statement and for consideration at the next annual meeting of stockholders, and is received by our Secretary at our executive offices, no later than March 27, 2005. Stockholders must also follow the other procedures prescribed in SEC Rule 14a-8 under the Exchange Act, as well as our By-Laws, which contain requirements that are separate and apart from the SEC requirements of Rule 14a-8. Our By-Laws provide that stockholders desiring to bring business before the 2005 annual meeting, including nomination of a person for election to our Board of Directors, must provide written notice to our Secretary at our executive offices no earlier than 75 days, and no later than 45 days, before the one year anniversary of the mailing of this Proxy Statement. The written notice must include the information required by Section 2.4 of the By-Laws.

OTHER MATTERS

Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The cost of this proxy solicitation will be borne by us. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies by telephone, facsimile, e-mail or other forms of communication, without special compensation for such activities. We will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse such banks, brokers, fiduciaries, custodians, nominees and other record holders for their reasonable out-of-pocket expenses of solicitation. We do not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for an election of directors in the absence of a contest.

By Order of the Board of
DOR BIOPHARMA, INC.
1691 Michigan Ave, Suite 435, Miami, FL 33136

ANNUAL MEETING OF STOCKHOLDERS – June 11, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DOR BIOPHARMA, INC.

The undersigned hereby appoints Dr. Ralph M. Ellison, the Chief Executive Officer and President of DOR BioPharma, Inc, and William D. Milling, the Secretary and Treasurer of DOR BioPharma, Inc., or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of Common Stock of DOR BioPharma, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held at 10:30 a.m., Eastern Daylight Time, on June 11, 2004 at The JW Marriott, located at 1109 Brickell Ave, Miami, FL 33131 , or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD FOR THE BOARD OF DIRECTORS AND FOR EACH OF THE OTHER PROPOSALS SET FORTH ON THE REVERSE SIDE.
The Board of Directors recommends you vote ‘FOR’ the nominees listed on the reverse side of this proxy card for the Board of Directors and ‘FOR’ each of the other proposals set forth on the reverse side.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
DOR BIOPHARMA, INC.

June11, 2004
/    Please Detach and Mail in the Envelope Provided    /

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
Please mark your votes as indicated	☒
	FOR election of all nominees (except as marked below)	WITHHOLD authority to vote for all nominees
1.
Election of directors (The Board recommends a vote for each of the following nominees):
01  Alexander M. Haig Jr.
02  Steve H. Kanzer
03  Ralph M. Ellison
04  Larry J. Kessel
05  Arthur Asher Kornbluth
06  James S. Kuo
07  Evan Myrianthopoulos
08  Peter Salomon
09  Stuart Sedlack

To withhold authority to vote for any nominee(s) write such nominee(s) name(s) below:

	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Sweeney, Gates & Co. as the company’s auditors for 2004. (The Board recommends a vote for this proposal)	☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Signature if held jointly	Dated:	, 2004

é FOLD AND DETACH HERE AND READ THE REVERSE SIDE é